UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2004

HUMAN GENOME SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-022962	22-3178468
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On November 22, 2004, Human Genome Sciences, Inc. (the “Company”) announced that it has appointed H. Thomas Watkins to become the Company’s new Chief Executive Officer. Mr. Watkins was also appointed as a member of the Company’s Board of Directors. Pursuant to an employment agreement with Mr. Watkins dated November 21, 2004, Mr. Watkins will serve as the Company’s Chief Executive Officer for an initial two-year period and automatic one-year periods thereafter unless terminated by either party prior to the end of the applicable period. Mr. Watkins is entitled to an annual base salary of $650,000, or such higher rate as determined by the Board of Directors, and an annual bonus as determined by the Board of Directors, with a minimum guaranteed annual bonus of $325,000 for fiscal year 2005. Mr. Watkins is also entitled to receive grants of stock options or other equity-based awards as determined by the Board of Directors, a monthly car allowance and certain housing and relocation reimbursements as described in the employment agreement. If the Company terminates Mr. Watkins’ employment agreement without cause or chooses to not renew the employment agreement, or if Mr. Watkins terminates the employment agreement with good reason, upon such termination or non-renewal, Mr. Watkins will be entitled to receive 24 months’ base salary and a pro rata share of his yearly bonus. Upon his hiring, Mr. Watkins was granted an option to acquire 1,250,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of the grant. The option will generally vest over four years, with continued vesting and exercisablity following certain types of terminations consistent with the options described in the employment agreement.

     In July 1998, the Company established a Key Executive Severance Plan for certain of its key employees. Pursuant to the Key Executive Severance Plan, the Company entered into an agreement with Mr. Watkins providing that in the event Mr. Watkins’ employment is terminated by the Company without cause or terminated by Mr. Watkins for good reason, in either case within 18 months of a Change in Control (as defined in the Key Executive Severance Plan), the Company shall make a cash payment to Mr. Watkins equal to 2.0 times the sum of Mr. Watkins’ annual salary plus bonus and Mr. Watkins will be entitled to continue to participate in the Company’s group medical, dental, life and disability programs for a period of 24 months at the same rates applicable to Mr. Watkins during his employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event Mr. Watkins’ employment is terminated without cause or Mr. Watkins resigns for good reason, in either case within 18 months of the Change in Control. As a condition to participation in the Key Executive Severance Plan, Mr. Watkins has agreed to certain confidentiality and non-solicitation provisions.

     From 1998 until 2004, Mr. Watkins served as President of TAP Pharmaceutical Products Inc., a joint venture of Abbott Laboratories and Takeda Chemical Industries. From 1985 to 1998, Mr. Watkins held various positions in the Pharmaceutical Products Division, the Diagnostics Division and the Health Systems Division of Abbott Laboratories.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Employment Agreement dated as of November 21, 2004, by and between Human Genome Sciences, Inc. and H. Thomas Watkins.
99.1	Press Release dated November 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: November 23, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Employment Agreement dated as of November 21, 2004, by and between Human Genome Sciences, Inc. and H. Thomas Watkins.

Exhibit 99.1	Press Release dated November 22, 2004.